EXHIBIT 21.1

SUBSIDIARIES OF AVG TECHNOLOGIES N.V.

Subsidiary	Jurisdiction of Organization/Formation
AVG Technologies Holdings B.V.	Netherlands
All subsidiaries listed below are subsidiaries of AVG Technologies Holdings B.V. unless otherwise noted:
AVG Technologies USA Inc.	Delaware, United States
AVG Technologies CZ, s.r.o. (0.01% subsidiary of AVG Technologies UK Ltd.; otherwise subsidiary of AVG Technologies Holdings B.V.)	Czech Republic
AVG Technologies UK Ltd.	United Kingdom
AVG Exploit Prevention Labs, Inc. (subsidiary of AVG Technologies USA, Inc.)	Delaware, United States
OpenInstall, Inc. (subsidiary of AVG Technologies USA, Inc.)	Delaware, United States
AVG Technologies GER, GmbH	Germany
AVG Technologies FRA SAS	France
AVG Technologies HK, Ltd.	Hong Kong
AVG (Beijing) Internet Security Technologies Company Ltd. (subsidiary of AVG Technologies HK, Ltd.)	China
AVG Mobile Technologies Ltd.	Israel
AVG eCommerce CY Ltd. (subsidiary of AVG Netherlands B.V.)	Cyprus
iMedix Web Technologies Ltd.	Israel
AVG Netherlands B.V.	Netherlands
TuneUp Software GmbH (subsidiary of AVG Technologies GER, GmbH)	Germany
TuneUp Distribution, GmbH (subsidiary of TuneUp Software GmbH)	Germany
TuneUp Corporation (subsidiary of TuneUp Software GmbH)	Florida, United States
AVG Distribution Switzerland AG	Switzerland